Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

Genco Shipping & Trading Limited Completes Acquisition of Six Drybulk
Vessels

Takes Delivery of Handysize Vessel

NEW YORK, January 3, 2008 – Genco Shipping & Trading Limited (NYSE: GNK) today announced that it has taken delivery of the Genco Champion, a 2006-built Handysize vessel, on January 2, 2008. The Genco Champion is the final vessel to be delivered to the Company under Genco’s previously announced agreements on August 14, 2007 to acquire six drybulk vessels from affiliates of Evalend Shipping Co. S.A.

The Genco Champion is expected to be delivered to its charterer, Pacific Basin Chartering Ltd., by January 4, 2008 to commence a time charter for 35 to 37.5 months at a rate of $24,000 per day, less a 5% third party brokerage commission.  The charter is due to expire between December 2010 and March 2011.

Genco’s current fleet is comprised of 28 drybulk vessels with a total carrying capacity of approximately 1,908,000 dwt. Genco plans to take delivery of the five remaining Capesize newbuildings from companies within the Metrostar Management Corporation group from the second quarter of 2008 through the third quarter of 2009.

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The following table reflects the current employment of Genco’s current fleet as well as the employment or other status of vessels expected to join Genco’s fleet:

Vessel	Year Built	Charterer	Charter Expiration (1)	Cash Daily Rate (2)	Revenue Daily Rate (3)	Expected Delivery (4)

Capesize Vessels
Genco Augustus	2007	Cargill International S.A.	December 2009	45,263	62,750	-
Genco Tiberius	2007	Cargill International S.A.	January 2010	45,263	62,750	-
Genco London	2007	SK Shipping Co., Ltd	August 2010	57,500	64,250
Genco Titus	2007	Cargill International S.A.	November 2011	45,000(5)	46,250	-
Genco Constantine	2008(6)	Cargill International S.A.	54 to 62 months from delivery date	52,750(7)		Q2 2008
Genco Hadrian	2008(6)	To be determined (“TBD”)	TBD	TBD		Q4 2008
Genco Commodus	2009(6)	TBD	TBD	TBD		Q2 2009
Genco Maximus	2009(6)	TBD	TBD	TBD		Q2 2009
Genco Claudius	2009(6)	TBD	TBD	TBD		Q3 2009

Panamax Vessels
Genco Beauty	1999	Cargill International S.A.	May 2009	31,500		-
Genco Knight	1999	SK Shipping Ltd.	May 2009	37,700		-
Genco Leader	1999	A/S Klaveness	December 2008	25,650(8)		-
Genco Trader(9)	1990	Baumarine AS	February 2008	25,750(8)		-
Genco Vigour	1999	STX Panocean (UK) Co. Ltd.	March 2009	29,000(10)		-
Genco Acheron	1999	STX Panocean (UK) Co. Ltd.	February 2008	30,000		-
Genco Surprise	1998	Cosco Bulk Carrier Co., Ltd.	February 2008	25,000		-
		Hanjin Shipping Co., Ltd.	35 to 37 months from delivery to new charterer	42,100		-

Supramax Vessels
Genco Predator	2005	Intermare Transport GmbH	February 2008	22,500(11)	41,000	-
Genco Warrior	2005	Hyundai Merchant Marine Co. Ltd.	November 2010	38,750		-
Genco Hunter	2007	Pacific Basin Chartering Ltd.	March 2008	65,000		-

Handymax Vessels
Genco Success	1997	Korea Line Corporation	March 2008/ January 2011	24,000/ 33,000(12)		-
Genco Carrier	1998	Pacific Basin Chartering Ltd.	February 2008	24,000		-
Genco Prosperity	1997	Pacific Basin Chartering Ltd.	April 2008	26,000		-
Genco Wisdom	1997	Hyundai Merchant Marine Co. Ltd.	February 2008 January 2011	24,000(13) 34,500		-
Genco Marine	1996	NYK Bulkship Europe S.A.	February 2008	24,000		-
Genco Muse	2001	Oldendorff GmbH & Co. KG.	March 2008	58,000		-

Handysize Vessels
Genco Explorer	1999	Lauritzen Bulkers A/S	August 2009	19,500		-
Genco Pioneer	1999	Lauritzen Bulkers A/S	August 2009	19,500		-
Genco Progress	1999	Lauritzen Bulkers A/S	August 2009	19,500		-
Genco Reliance	1999	Lauritzen Bulkers A/S	August 2009	19,500		-
Genco Sugar	1998	Lauritzen Bulkers A/S	August 2009	19,500		-
Genco Charger	2005	Pacific Basin Chartering Ltd.	November 2010	24,000		-
Genco Challenger	2003	Pacific Basin Chartering Ltd.	November 2010	24,000		-
Genco Champion	2006	Pacific Basin Chartering Ltd.	December 2010	24,000		-

(1) The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Except for the Genco Titus, under the terms of each contract, the charterer is entitled to extend time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire. The charterer of the Genco Titus has the option to extend the charter for a period of one year.
(2) Time charter rates presented are the gross daily charterhire rates before the payments of brokerage commissions ranging from 1.25% to 6.25% to third parties, except as indicated for the Genco Trader and the Genco Leader in note 8 below. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.
(3) For the vessels acquired with a below-market time charter rate, the approximate amount of revenue on a daily basis to be recognized as revenues is displayed in the column named “Revenue Daily Rate” and is net of any third-party commissions. Since these vessels were acquired with existing time charters with below-market rates, we allocated the purchase price between the respective vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.  For cash flow purposes, we will continue to receive the rate presented in the “Cash Daily Rate” column until the charter expires.
(4) Dates for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.
(5) The charter includes a 50 percent index-based profit sharing component.
(6) Year built for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.
(7) The Genco Constantine is scheduled to be on charter with Cargill International S.A., for 54 to 62 months at a gross rate of $52,750 per day, less a 5% third party brokerage commission.  The charter also includes a 50 percent index-based profit sharing component.
(8) For the Genco Leader and the Genco Trader, the time charter rate presented is the net daily charterhire rate. There are no payments of brokerage commissions associated with these time charters.
(9) We have entered into an agreement to sell the Genco Trader to SW Shipping Co., Ltd. for approximately $44 million, less a 2% brokerage commission.  The delivery is expected to occur in the first quarter of 2008.
(10) We have entered into a time charter for 23 to 25 months at a rate of $33,000 per day for the first 11 months, $25,000 per day for the following 11 months and $29,000 per day thereafter, less a 5% third-party brokerage commission. For purposes of revenue recognition, the time charter contract is reflected on a straight-line basis at approximately $29,000 per day for 23 to 25 months in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The time charter, commenced following the expiration of the vessel's previous time charter on May 5, 2007.
(11) The Genco Predator is currently on charter with Intermare Transport GmbH at a gross rate of $22,500 per day. The charter is due to expire between February 2008 and March 2008.
(12) We intendto extend the time charter for an additional 35 to 37.5 months at a rate of $33,000per dayless a 5% third party brokerage commission.  The new charter will commence following the expiration of the previous charter on March 1, 2008.
(13) We have reached an agreement to extend the time charter for an additional 35 to 37.5 months at a rate of $34,500 per day less a 5% third party brokerage commission.  The new charter will commence following the expiration of the previous charter on March 1, 2008.

About Genco Shipping & Trading Limited
Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited currently owns a fleet of 28 drybulk vessels consisting of four Capesize, seven Panamax, three Supramax, six Handymax and eight Handysize vessels, with a carrying capacity of approximately 1,908,000 dwt. After the sale of the Genco Trader as well as the delivery of the five remaining Capesize vessels from companies within the Metrostar Management Corporation group, Genco Shipping & Trading Limited will own a fleet of 32 drybulk vessels, consisting of nine Capesize, six Panamax, three Supramax, six Handymax and eight Handysize vessels, with a carrying capacity of approximately 2,700,000 dwt.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management's current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this press release are (i) the fulfillment of the closing conditions under the Company’s agreement to acquire the remaining five Metrostar drybulk vessels; (ii) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (iii) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2006, our Quarterly Reports on Form 10-Q, and our reports on Form 8-K.